Exhibit 99.1

Zhongpin Reports Higher Revenues and Lower Net Income for the Second Quarter 2012

BEIJING and CHANGGE, China, Aug. 8, 2012 /PRNewswire-Asia/ -- Zhongpin Inc. ("Zhongpin" or the "Company," Nasdaq: HOGS), a leading meat and food processing company in the People's Republic of China, today reported higher sales revenues and lower net income for the three months ended June 30, 2012 compared with the second quarter 2011.

Second quarter 2012 highlights:

  Total sales revenues increased 11.4% to $408.2 million for the three months ended June 30, 2012 from $366.5 million in the second quarter 2011 primarily due to higher sales volume for pork products sold at lower average selling prices.
  Net income decreased 43.0% to $11.0 million in the second quarter 2012 from $19.3 million in the second quarter 2011 primarily due to a lower gross profit margin, the cost of more employees to support expansion, higher salaries, rising labor and utility costs, and higher interest expenses and income taxes. The higher expenses were mainly due to expansion of our business and intense competitive pressure in the pork market as the industry continues to consolidate and companies are required to vie aggressively to win additional market share in a variety of ways.
  Basic earnings per common share (based on net income attributable to Zhongpin shareholders) decreased 39.6% to $0.29 in the second quarter 2012 from $0.48 in the second quarter 2011. Average basic shares outstanding decreased 7.8% to 37,189,322 shares in the second quarter 2012 from 40,355,502 shares in the second quarter 2011.
  Diluted earnings per common share (based on net income attributable to Zhongpin shareholders) decreased 39.6% to $0.29 in the second quarter 2012 from $0.48 in the second quarter 2011. Average diluted shares outstanding decreased 7.8% to 37,209,695 shares in the second quarter 2012 from 40,365,654 shares in the second quarter 2011.
  Common shares issued were 40,356,182 shares as of June 30, 2012, of which 37,189,344 were outstanding and 3,166,838 were held in Zhongpin's treasury.
  Guidance for 2012 is maintained: Zhongpin expects that sales revenues should be within a range of US$1.55 billion to $1.72 billion for 2012. Gross profit margin is expected to be within the range of 8.6% to 10.2%. Net profit margin is expected to be within the range of 3.3% to 4.2%. The resulting diluted earnings per share for the year 2012 is expected to be within the range of $1.36 to $1.92 per share, assuming average diluted common shares outstanding of about 37.5 million shares in 2012. Assumptions and judgments supporting the guidance are shown below.

Mr. Xianfu Zhu, Chairman and Chief Executive Officer for Zhongpin, said, "We achieved good sales growth in the second quarter on higher tonnage at lower average prices, compared with last year's second quarter.

"The continuing intense competitive pressure due to the ongoing pork industry consolidation in China, and higher costs generally in China, have reduced our gross profit margin and increased our operating costs for this quarter and this year.

"We continued to expand our operations in the second quarter, but at a slower rate, to help secure our long-term growth and achieve a much stronger market position in the years ahead. Recently, we finished the construction for additional annual production capacity of 50,000 metric tons for prepared pork products and started trial production in July. With that addition, our total annual production capacity was 954,760 metric tons for all of our products at the end of July 2012.

"Pork prices were lower than expected, mainly due to intense competitive pressure as the industry continues to consolidate. Hog prices also declined, but not as rapidly as pork prices. Those were the main factors for our lower gross profit margin in the second quarter compared with last year's quarter.

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"Our product growth strategy is to develop, produce, and sell more prepared pork products -- first, because customers like them, and second, because the products can be sold at higher profit margins. So the shift you see in our product mix -- with lower tonnage, lower prices, and lower sales revenues from frozen pork and higher numbers from our prepared pork products this quarter – reflects our strategy to use more of our resources to develop and produce our prepared pork products, because those are considerably more profitable and have a very attractive future. Chinese consumers today are embracing more easy-to-complete-and-serve meals, often based on the outstanding quality, safety, and taste of Zhongpin's prepared pork products. In some markets, we even sell complete kits for those meals.

"As of June 30, we offer more than 440 types of different categories of products.

"I believe the long-term outlook for China's pork industry and for Zhongpin is quite good, but given the pork industry's massive consolidation that is expected to continue with increasing intensity in the next several years, we believe that delivering a sustained pattern of higher net income and higher net cash flows in those coming years will be a difficult challenge."

Capacity and market expansions in 2012

Zhongpin is investing approximately $58.5 million to build a new production, research and development, and training complex in Changge, Henan province, excluding the cost of land use rights that it has already obtained. When completed, this new facility should have an annual production capacity of about 100,000 metric tons for prepared pork products. Adjacent to this new production facility, Zhongpin plans to develop a center for research and development, training, and quality assurance and control. Construction for the first phase with a production capacity of approximately 50,000 metric tons for prepared pork products started in the second quarter of 2011 and trial production started in July 2012.

Zhongpin established a joint venture company in June 2011, of which the Company owns 65%, with Henan Xinda Animal Husbandry Company Limited. The joint venture company is financed by capital contributions and bank loans. All capital contributions to the joint venture company have been made. The joint venture company will provide 20,000 sire boars annually. Construction of the facility for sire boar breeding is continuing and the operations are expected to begin in the third quarter 2012.

Zhongpin is investing approximately $18.0 million in a cold-chain logistics distribution center in Anyang, Henan province. This distribution center will have processing capacity, a temperature adjustable warehouse with a floor area of approximately 27,000 square meters, a distribution center, and a quality control center. The distribution center will be used for third-party cold-chain logistics service. Zhongpin expects to put this distribution center into operation in the third quarter of 2012.

Zhongpin plans to invest approximately $87.5 million in a chilled and frozen food processing and distribution center in Kunshan, Jiangsu province, which is near Shanghai. The center will be built in three phases. The first phase will include a processing center, cold-chain logistics center, and business complex. Zhongpin expects to invest about $35.0 million on the first phase that should be put into operation in the fourth quarter of 2012.

Zhongpin will be investing approximately $10.5 million in a by-product processing plant in Changge, Henan province. This facility will have a production capacity for 100 million meters of casings and 300 billion units of raw material to make heparin sodium. The construction started in March 2012, and the new facility is expected to begin operations in the fourth quarter of 2012.

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Zhongpin will be investing approximately $49.0 million to build a slaughtering and processing plant, low temperature prepared pork plant, and logistics center in Tangshan, Hebei province. This facility will have an annual production capacity of about 60,000 metric tons for chilled pork, 20,000 metric tons for frozen pork, and 22,000 metric tons for prepared pork products. Construction is scheduled to start in the third quarter of 2012, and the new facility for chilled and frozen pork is expected to begin operations in the second quarter of 2013.

As of June 30, 2012, Zhongpin had an annual capacity of 728,760 metric tons for chilled and frozen pork, 126,000 tons for prepared pork products, 20,000 tons for pork oil, and 30,000 tons for vegetables and fruits, for a combined total of 904,760 metric tons. With the additional annual capacity of 50,000 metric tons for prepared pork products that started trial production in July, Zhongpin's total annual capacity for all products was 954,760 tons as of July 31, 2012.

Outlook for pork demand and pricing in China

Zhongpin's outlook for hog prices and pork prices has decreased somewhat since the end of the first quarter 2012.

Although China's economy appears to be healthy and pork continues to be the preferred protein for most Chinese consumers, and the fundamental demand for pork should continue to be quite good, the vigorous competition for market share in the pork industry, as the industry consolidates, has helped to reduce pork prices in the second quarter 2012 more than the cost of hogs has decreased.

Zhongpin believes that hog prices may have reached the bottom of the current price decline, despite the current abundant supply of hogs. As the costs for breeding and feed are rising, the Chinese government has recently started to increase the nation's pork reserve, which in the past has generally had the effect of stabilizing hog prices somewhat above the cost to raise hogs.

Hog prices have declined about 15% from the end of January 2012 to early August 2012. Given the expected bottom, we still estimate hog prices to decline on average by 15% to 20% in the year 2012 compared with 2011. The hog price declines in the second quarter 2012 are consistent with that estimation for the year 2012.

Pork prices tend to follow hog prices, since most pork producers, including Zhongpin, try to maintain a good spread between the price of hogs and the price of pork.

Guidance for the year 2012

Mr. Warren Wang, Zhongpin's Chief Financial Officer, said, "We are maintaining our prior guidance.

"Our guidance for 2012 is based on several assumptions that include:

  Continuation of China's policies designed to stimulate domestic consumption and economic growth.
  Average hog prices in China are expected to decrease about 15% to 20% in 2012 from 2011, based on the assumed forecasted trend for the supply of live hogs and the increasing cost to raise hogs.
  A higher percentage of sales from our higher-margin chilled pork and prepared pork products in 2012 compared with 2011, while we plan to continue to increase sales volumes of processed pork products to optimize our product structure.
  Average capacity utilization for the year of about 75% for pork products.
  Increasing distribution efficiencies and reduction in the duration of delivery times through the expansion of our cold-chain logistics system, networks, and services.
  Total government subsidies for Zhongpin, which are expected to be $5 million in 2012.

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"In addition, we have assumed that the more aggressive price competition that we saw in the latter part of 2011 and the first and second quarters of 2012 will continue in 2012, especially aggressive promotion efforts by our major competitors.

"We have assumed that we will increase our expenses in four areas in 2012:

  First, we will continue to build our brand and do that more aggressively in 2012 than in 2011;
  second, we will increase our  investments in human resources, especially in training and recruiting;
  third, we will increase research and development for new customized products with different styles and tastes to further satisfy customer needs in different regions, with the objective of capturing more market share for prepared pork products; and
  fourth, we will advance our information technology and information systems more  rapidly to support our cold-chain logistics system, optimize the structure of the supply chain, and to reduce the management cost.

"Lastly, we have assumed that the historical trend of increasing costs for labor, energy, environmental protection, and quality assurance and control will continue into the future, including in 2012.

"Given those comments and assumptions, we are maintaining our prior guidance.

"For the year 2012, we expect that Zhongpin's sales revenues should be within a range of US$1.55 billion to $1.72 billion.

"Gross profit margin is expected to be within the range of 8.6% to 10.2%.

"Net profit margin is expected to be within the range of 3.3% to 4.2%.

"Diluted earnings per share for the year 2012 are expected to be within the range of $1.36 to $1.92 per share, assuming average diluted common shares outstanding of about 37.5 million shares in 2012.

"Zhongpin believes that China's meat and food industry will continue to consolidate in 2012 at a more rapid pace than in 2011, which may result in higher market shares for the leading producers. We believe that Zhongpin is equipped to meet the challenge of increasing competition and that our guidance for 2012 can be achieved."

Sales revenues in the second quarter 2012

Total sales revenues increased $41.7 million or 11.4% to $408.2 million for the three months ended June 30, 2012 from $366.5 million in the second quarter 2011 primarily due to higher sales volume for pork and pork products resulted mainly from continued increases in the number of retail outlets, geographic expansion of its distribution network and processing facilities, and higher sales to chain restaurants, food service providers, and wholesalers and distributors in China, and higher selling prices for prepared pork products, partly offset by lower average selling prices for chilled and frozen pork. The following table shows tonnage, sales revenues, and average price per metric ton by product division for the second quarters of 2012 and 2011.

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	Sales by Product Division (unaudited)
	Three months ended June 30, 2012			Three months ended June 30, 2011
	Metric tons	Sales revenues (millions)	Average price per metric ton	Metric tons	Sales revenues (millions)	Average price per metric ton
Pork and Pork Products
Chilled pork	101,038	$247.7	$2,452	78,458	$213.2	$2,717
Frozen pork	38,400	91.4	$2,380	39,729	105.1	$2,645
Prepared pork products	25,113	65.1	$2,592	20,463	43.1	$2,106
Vegetables and Fruits	2,952	4.0	$1,355	4,310	5.1	$1,183
Total	167,503	$408.2	$2,437	142,960	$366.5	$2,564

Chilled pork revenues increased on higher tonnage at lower average prices per ton. Chilled pork revenues increased 16% in the second quarter 2012 from the second quarter 2011. Chilled pork tonnage increased 29% and the average price per metric ton decreased 10% in the second quarter 2012 from the second quarter 2011. The higher revenues from chilled pork were mainly due to higher tonnage sold as a result of higher capacity, increased sales to existing customers, and increased volume of sales from new geographic markets, expanded points of sales, and acquired new customers, partly offset by the lower average selling price that resulted from fluctuations in prices for chilled pork in a more competitive market.

Frozen pork revenues decreased on lower tonnage at lower average prices. Frozen pork revenues decreased 13% in the second quarter 2012 from the second quarter 2011. Frozen pork tonnage decreased 3% and the average price per metric ton decreased 10% in the second quarter 2012 from the second quarter 2011. The lower sales volume was due to our strategic adjustment of our product mix towards selling less frozen pork products, which have a lower profit margin. The lower average selling price of frozen pork products was the result of fluctuations in prices for frozen pork in a more competitive market.

Prepared pork revenues increased on higher tonnage at higher average prices. Revenues from prepared pork products increased 51% in the second quarter 2012 from the second quarter 2011. Prepared pork tonnage increased 23% and the average price per metric ton increased 23% in the second quarter 2012 from the second quarter 2011. Prepared pork products are becoming more important to our business since customers are increasingly demanding them for their convenience and flavor and are willing to pay higher average prices for them. We plan to gradually increase sales from prepared pork products by building up our brand recognition and expanding our capacity for these products.

Pork products totaled 99.0% of total sales revenues in the second quarter 2012 and 98.6% in the second quarter 2011.

Geographic coverage and distribution channels

The sales of pork and vegetable products are closely related to the particular regional markets in which our distribution channels are located. Therefore, the increase in metric tons sold in the second quarter of 2012 was partly attributable to our efforts to expand our geographic coverage and broaden our distribution channels since the second quarter 2011.

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The following table shows sales revenues by distribution channel. In the second quarter 2012, sales to wholesalers and distributors accounted for 42% of sales revenues, restaurants and food services were 30%, retail channels were 26%, and exports were 2%.

	Sales Revenues by Distribution Channel (unaudited)
U.S. $ in millions except %	Three months ended June 30		Net	Percent
	2012	2011	change	Change
Wholesalers and distributors	$169.9	$127.2	$42.7	34%
Restaurants and food services	123.3	111.4	11.9	11%
Retail channels	107.9	121.7	(13.8)	(11)%
Export	7.1	6.2	0.9	15%
Total	$408.2	$366.5	$41.7	11%

The increase in sales revenues from different distribution channels was mainly due to the following factors: (a) our production capacity has increased because we completed the expansion of our facilities in Taizhou in the Jiangsu province and in Changchun in the Jilin province in December 2011, and we maintained our capacity utilization rate on average for all facilities; (b) we have built our brand image and brand recognition through general advertising, display promotions, and sales campaigns; (c) we have increased the number of stores and other channels through which we sell our products; and (d) we believe consumers are placing more importance on food safety and are willing to pay higher prices for safe food products.

As of June 30, 2012, our customers included 140 international and domestic fast food companies in China, 139 processing factories, and 1,409 school cafeterias, factory canteens, hotels, army bases, and government departments. As of June 30, 2012, Zhongpin also sold directly to consumers in 3,442 retail stores and supermarkets in China.

The following table shows the retail channels and number of stores and counters, as of June 30, 2012, that generated sales volume in the second quarters of 2012 and 2011.

	Numbers of Retail Stores and Counters (Generating Sales Volume)
	As of June 30,		Net	Percent
Retail channels	2012	change	Change	Change
Showcase stores	162	166	(4)	(2)%
Branded stores	1,339	1,146	193	17%
Supermarket counters	1,941	2,031	(90)	(4)%
Total	3,442	3,343	99	3%

Geographic expansion and broader channel coverage together have been important factors in our long-term success, including in the second quarter of 2012. The table below shows the number of cities, subdivided by the size, in which we distribute our products through all of our distribution channels as of June 30, 2012 and 2011.

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	Number of Cities by Tier for All Distribution Channels
	As of June 30,		Net	Percent
	2012	Change	Change	Change
First-tier cities (largest)	29	29	-	0%
Second-tier cities	135	132	3	2%
Third-tier cities	435	427	8	2%
Total cities	599	588	11	2%

Cost of Sales

Cost of sales primarily includes the costs of raw materials, labor costs, and overhead. Of the total cost of sales, the cost of raw materials typically accounts for about 95% to 96%, overhead typically accounts for 2.5% to 3.0%, and labor costs typically account for 1.5% to 1.7%, with slight variations from period to period. All of our meat products are derived from the same raw materials, which are live hogs. Vegetable and fruit products are purchased from farmers located close to the Zhongpin's processing facility in Changge in the Henan province. As a result, the purchasing costs of live hogs and vegetables and fruits represent substantially all of the costs of raw materials. The increase in the cost of sales was consistent with but considerably higher than the increase in sales revenues.

	Cost of Sales by Product Division (unaudited)
	Three months ended June 30, 2012			Three months ended June 30, 2011
	Metric tons	Amount (millions)	Average cost per metric ton	Metric tons	Amount (millions)	Average cost per metric ton
Pork and Pork Products
Chilled pork	101,038	$228.0	$2,257	78,458	$190.2	$2,424
Frozen pork	38,400	86.3	$2,247	39,729	98.1	$2,469
Prepared pork products	25,113	54.8	$2,182	20,463	34.8	$1,701
Vegetables and Fruits	2,952	3.5	$1,186	4,310	4.2	$974
Total	167,503	$372.6	$2,224	142,960	$327.3	$2,289

Gross profit margin (gross profit divided by sales revenues) decreased to 8.7% in the second quarter 2012 from 10.7% in the second quarter 2011 primarily due to (a) higher competition in the market, (b) the decrease in the gap between pork prices and hog prices, (c) increased promotional activities to grow our market share, and (d) the increase in overhead due to the higher labor costs and utility costs.

General, administrative, and selling expenses

General and administrative expenses increased $1.9 million or 27% to $8.9 million in the second quarter 2012 from $7.0 million in the second quarter 2011. As a percent of revenues, general and administrative expenses increased to 2.2% in the second quarter 2012 from 1.9% in the second quarter 2011. The higher general and administrative expenses in the second quarter 2012 were primarily due to a $0.8 million increase in salary expenses that resulted from hiring more employees required to support the expansion of the business, an increase in the average salary we paid to our employees, and a $0.4 million increase in other taxes due to the land and property placed into service in December 2011 in Taizhou and Changchun on which the Company started paying land and property taxes in the first quarter of 2012.

Selling expenses increased $0.3 million or 4% to $8.8 million in the second quarter 2012 from $8.5 million in the second quarter 2011 due mainly to higher sales of pork and pork products, which was primarily due to a $0.4 million increase in transportation fees, a $0.3 million increase in supermarket management fees, and a $0.3 million increase in salaries, partly offset by a $0.9 million decrease in advertising expenses because the Company sponsored a marketing event in the second quarter of 2011 that was not repeated in the second quarter of 2012. Selling expenses as a percent of revenues decreased to 2.2% in the second quarter 2012 from 2.3% in the second quarter 2011.

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Interest expense, net

Interest expense, net of interest income, increased $2.9 million or 85% to $6.3 million in the second quarter 2012 from $3.4 million in the second quarter 2011. The increase in interest expense was primarily the result of a net increase of $28.0 million in long-term bank loans and a net increase of $71.2 million in short-term bank loans. That interest expense increase was partly offset by higher interest income due to higher bank deposits.

Other income and government subsidies

Other income and government subsidies increased $0.9 million to $1.2 million in the second quarter 2012 from $0.3 million in the second quarter 2011 primarily due to higher non-earmarked government subsidies.

Provision for income taxes

The enterprise income tax rate in China on income generated from the sale of prepared products is 25% and there is no income tax on income generated from the sale of raw products, including raw meat products and raw vegetable and fruit products. The provision for income taxes increased $0.5 million in the second quarter 2012 from the second quarter 2011 due to higher sales of prepared pork products.

Net income

Net income decreased $8.3 million or 43.0% to $11.0 million in the second quarter 2012 from $19.3 million in the second quarter 2011. The Company's net profit margin (net income divided by sales revenues) declined to 2.7% in the second quarter 2012 from 5.3% in the second quarter 2011.

The reduction in net income was mainly due to higher sales revenues from higher tonnage sold at lower average prices, but the higher sales revenues were more than offset by higher costs since (a) the cost of hogs increased at a higher percentage than did the price of pork products, (b) labor and utility costs continued to rise, (c) general and administrative expenses were higher, mainly due to hiring more employees to support the Company's expanded operations, (d) land and property taxes increased due to the addition of two new plants in December 2011, and (e) net interest expense was higher due to higher borrowings. Higher government subsidies slightly offset those higher costs.

The higher expenses were mainly due to intense competitive pressure in the pork market as the industry continues to consolidate and companies are required to vie aggressively to win additional market share in a variety of ways.

Earnings per share

The earnings per share numbers below are based on net income attributable to Zhongpin Inc. shareholders.

Basic earnings per common share decreased 39.6% to $0.29 in the second quarter 2012 from $0.48 in the second quarter 2011. Average basic shares outstanding decreased 7.8% to 37,189,322 shares in the second quarter 2012 from 40,355,502 shares in the second quarter 2011.

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Diluted earnings per common share decreased 39.6% to $0.29 in the second quarter 2012 from $0.48 in the second quarter 2011. Average diluted shares outstanding decreased 7.8% to 37,209,695 shares in the second quarter 2012 from 40,365,654 shares in the second quarter 2011.

Common shares issued were 40,356,182 shares as of June 30, 2012, of which 37,189,344 were outstanding and 3,166,838 were held in Zhongpin's treasury.

For a discussion of the Company's first six-month results of 2012 and 2011, please see the Form 10-Q that Zhongpin will file with the Securities and Exchange Commission on August 9, 2012.

Liquidity and capital resources

During the six months ended June 30, 2012, Zhongpin's net cash flow increased cash and equivalents by $7.5 million. Cash and equivalents (excluding restricted cash) totaled $143.3 million as of June 30, 2012 compared with $135.8 million as of December 31, 2011. As of June 30, 2012, working capital (current assets minus current liabilities) was a negative $21.3 million. Based on the anticipated operating cash flow of our company and subsidiaries, the availability remaining under our banking facilities, as well as alternative sources of financing available to us, we believe we will have the ability to meet our liabilities as and when they become due within the next 12 months.

Net cash used in operating activities in the first half of 2012 was $23.6 million, primarily from net income that provided $23.2 million, depreciation that provided $11.2 million, accounts receivable and accounts payable that used a net of $38.3 million, purchase deposits that provided $7.1 million, inventories that used $22.4 million, recoverable value added taxes that used $5.8 million, deposits from customers that used $5.5 million, and other items that provided $6.9 million, net.

Net cash used in investing activities in the first half of 2012 was $57.0 million, primarily for construction in progress, deposits for the purchase of land use rights, additions to land use rights, and additions to property and equipment that together used $57.0 million.

Net cash provided by financing activities in the first half of 2012 was $88.7 million, primarily from the proceeds from loans and notes, net of repayments, that provided $101.5 million, an increase in restricted cash that used $7.0 million, a repayment of a capital lease obligation that used $3.0 million, and repurchases of common stock that used $2.8 million.

As a result, including the effect from foreign currency exchange rate changes on cash, Zhongpin increased its cash and cash equivalents in the first half of 2012 by $7.5 million. Cash and cash equivalents on June 30, 2012 totaled $143.3 million compared with $135.8 million as of December 31, 2011.

Zhongpin believes its existing cash and cash equivalents, together with its ability to secure bank borrowings, will be sufficient to finance its investment in new facilities, with budgeted capital expenditures of about $125.2 million over the next 12 months, and to satisfy its working capital needs. It intends to satisfy its short-term debt obligations that mature over the next 12 months through additional short-term bank loans, in most cases by rolling over the maturing loans into new short-term loans with the same lenders as the Company has done in the past.

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Conference call and webcast

Zhongpin will host its second quarter 2012 earnings conference call and live webcast at 8:00 a.m. Eastern Daylight Time (New York) on Thursday, August 9, 2012 (which is also 8:00 p.m. in China on the same day).

The dial-in details for the live conference call are:

U.S. toll-free number	1 866 549 1292
Mainland China toll mobile	400 681 6949
Mainland China toll mobile	400 889 9481
Mainland China toll-free land line	800 876 8626
Hong Kong local	3005 2050
International dial-in number	+852 3005 2050
Participant PIN code	326 957#

The live webcast and archive of the conference call will be available on the Investor Relations section of Zhongpin's website at http://www.zpfood.com.

A telephone replay of the call will be available after the conclusion of the conference call through 8:00 a.m. Eastern Daylight Time, August 16, 2012.

The dial-in details for the telephone replay are:

U.S. toll-free number	1 866 753 0743
Mainland China toll-free land line	800 876 5016
Hong Kong local	3005 2020
International toll dial-in number	+852 3005 2020
Conference reference	145 136#

About Zhongpin

Zhongpin Inc. is a leading meat and food processing company that specializes in pork and pork products, vegetables, and fruits in China. Its distribution network in China covers 20 provinces plus Beijing, Shanghai, Tianjin, and Chongqing and includes 3,442 retail outlets as of June 30, 2012. Zhongpin's export markets include Europe, Hong Kong, and other countries in Asia.

For more information about Zhongpin, please visit Zhongpin's website at http://www.zpfood.com.

Safe harbor statement

Certain statements in this news release may be forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Zhongpin has based its forward-looking statements largely on its current expectations and projections about future events and trends that it believes may affect its business strategy, results of operations, financial condition, and financing needs.

These projections involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include but are not limited to such factors as downturns in the Chinese economy, unanticipated changes in product demand, interruptions in the supply of live pigs and or raw pork, the effects of weather on hog feed production, poor performance of the retail distribution network, delivery delays, freezer facility malfunctions, Zhongpin's ability to build and commence new production facilities according to intended timelines, the ability to prepare Zhongpin for growth, the ability to predict Zhongpin's future financial performance and financing ability, changes in regulations, and other information detailed in Zhongpin's filings with the United States Securities and Exchange Commission. These filings are available from www.sec.gov or from Zhongpin's website at www.zpfood.com.

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You are urged to consider these factors carefully in evaluating Zhongpin's forward-looking statements and are cautioned not to place undue reliance on those forward-looking statements, which are qualified in their entirety by this cautionary statement. All information provided in this news release is as of the date of this release. Zhongpin does not undertake any obligation to update any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

For more information, please contact:

Zhongpin Inc.

Mr. Sterling Song (English and Chinese)
Director of Investor Relations
Telephone +86 10 8455 4188 extension 106 in Beijing
ir@zhongpin.com

Mr. Warren (Feng) Wang (English and Chinese)
Chief Financial Officer
Telephone +86 10 8455 4388 in Beijing
warren.wang@zhongpin.com

Christensen

Mr. Tom Myers (English)
Mobile +86 139 1141 3520 in Beijing
tmyers@christensenir.com

www.zpfood.com

Financial statements follow.

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ZHONGPIN INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND AND COMPREHENSIVE INCOME

(Amount in U.S.dollars) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenues
Sales revenues	$408,211,851	$366,452,560	$782,339,235	$652,235,781
Cost of sales	(372,591,095)	(327,306,939)	(711,242,744)	(577,173,910)
Gross profit	35,620,756	39,145,621	71,096,491	75,061,871

Operating expenses
General and administrative expenses	(8,912,125)	(7,022,657)	(18,329,100)	(13,450,203)
Selling expenses	(8,819,522)	(8,457,575)	(15,256,642)	(14,730,895)
Research & development expenses	(157,016)	(23,804)	(243,644)	(455,310)
Total operating expenses	(17,888,663)	(15,504,036)	(33,829,386)	(28,636,408)

Income from operations	17,732,093	23,641,585	37,267,105	46,425,463

Other income (expense)
Interest expenses,net	(6,285,030)	(3,374,314)	(13,910,511)	(8,811,383)
Other income (expenses),net	591,768	(45,375)	1,155,374	(112,221)
Government subsidies	650,488	337,286	1,565,837	1,451,907
Total other expenses	(5,042,774)	(3,082,403)	(11,189,300)	(7,471,697)

Net income before taxes	12,689,319	20,559,182	26,077,805	38,953,766
Provision for income taxes	(1,708,505)	(1,243,095)	(2,901,834)	(2,754,484)

Net income after taxes	$10,980,814	$19,316,087	$23,175,971	$36,199,282
Net income (loss) attributable to noncontrolling interest	15	(991)	2,175	(1,145)

Net income attributable to Zhongpin Inc. shareholders	10,980,829	19,315,096	23,178,146	36,198,137

Foreign currency translation adjustment	$(2,662,676)	$6,124,756	$(2,080,022)	$9,932,670
Foreign currency translation adjustment attributable to noncontrolling interest	3,997	(10,504)	3,133	(11,565)
Foreign currency translation adjustment attributable to Zhongpin Inc. shareholders	(2,658,679)	6,114,252	(2,076,889)	9,921,105

Comprehensive income	8,318,138	25,440,843	21,095,949	46,131,952
Comprehensive income (loss) attributable to noncontrolling interest	4,012	(11,495)	5,308	(12,710)
Comprehensive income attributable to Zhongpin Inc. shareholders	$8,322,150	$25,429,348	$21,101,257	$46,119,242

Basic earnings per common share	$0.29	$0.48	$0.62	$0.95
Diluted earnings per common share	$0.29	$0.48	$0.62	$0.95
Basic weighted average shares outstanding	37,189,322	40,355,502	37,343,942	38,115,633
Diluted weighted average shares oustanding	37,209,695	40,365,654	37,349,092	38,203,909

The accompanying notes are an integral part of these condensed consolidated financial statements.

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ZHONGPIN INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amount in U.S.dollars)

	June 30, 2012	December 31, 2011
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$143,264,744	$135,845,095
Restricted cash	98,051,840	91,444,216
Bank notes receivable	56,372,795	29,171,060
Accounts receivable, net of allowance for doubtful accounts of $4,327,163 and 2,323,920	77,620,512	40,161,898
Other receivables, net of allowance for doubtful accounts of $284,979 and $449,048	1,467,451	1,081,311
Purchase deposits	7,204,856	14,320,357
Inventories	64,169,530	41,944,020
Prepaid expenses	548,394	379,633
VAT recoverable	36,159,510	30,472,864
Allowance receivables	950,210	3,116,108
Deferred tax assets	570,618	572,791
Other current assets	1,522,497	1,545,534
Total current assets	487,902,957	390,054,887

Long-term investment	474,316	476,122
Property, plant and equipment, net	460,470,336	427,929,871
Deposits for purchase of land use rights	29,018,401	27,930,404
Construction in progress	46,784,402	47,887,224
Land use rights	106,676,476	96,981,393
Deferred charges	37,414	8,665
Other non-current assets	1,845,742	-
Total assets	$1,133,210,044	$991,268,566

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term loans	$186,891,773	$115,653,574
Bank notes payable	205,396,133	177,627,006
Long-term loans - current portion	44,658,520	16,016,419
Capital lease obligation	2,732,592	5,769,600
Accounts payable	17,107,743	15,693,948
Other payables	28,402,879	26,873,586
Accrued liabilities	14,871,326	12,596,651
Deposits from customers	7,316,394	12,550,096
Tax payable	1,724,988	1,822,812
Deferred subsidy-current portion	68,512	68,773
Total current liabilities	509,170,860	384,672,465

Deferred tax liabilities	522,409	524,399
Deposits from customers-long-term portion	2,266,661	2,615,449
Long-term loans	96,580,051	97,261,330
Deferred subsidy-long-term portion	1,946,891	1,988,693
Total liabilities	610,486,872	487,062,336

Equity

Common stock: par value $0.001; 100,000,000 authorized; 40,356,182 and 40,355,502 shares issued as of June 30, 2012 and December 31, 2011; and 37,189,344 and 37,556,964 outstanding as of June 30, 2012 and December 31, 2011	40,356	40,355
Additional paid in capital	239,880,014	239,364,449
Retained earnings	257,378,217	234,200,071
Treasury stock, at cost: 3,166,838 and 2,798,538 shares as of June 30, 2012 and December 31, 2011	(26,225,647)	(23,131,074)
Accumulated other comprehensive income	50,828,164	52,905,053
Total Zhongpin Inc. Shareholders' Equity	521,901,104	503,378,854
Noncontrolling interest	822,068	827,376
Total shareholders' equity	522,723,172	504,206,230
Total liabilities and shareholders' equity	$1,133,210,044	$991,268,566

The accompanying notes are an integral part of these condensed consolidated financial statements.

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ZHONGPIN INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amount in U.S.dollars)(Unaudited)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net income	$23,175,971	$36,199,282
Adjustments to reconcile net income to
net cash provided by (used in) operations:
Depreciation	11,244,577	8,201,482
Amortization of land use rights	1,089,836	918,249
Provision for allowance for bad debts	1,854,859	677,259
Gain (loss) on disposal of property and equipment	(114,136)	3,269
Deferred subsidy	(34,352)	-
Stock-based compensation expense	515,566	775,316

Changes in operating assets and liabilities:
Accounts receivable	(39,733,636)	(12,378,014)
Other receivables	(510,391)	(2,467,032)
Purchase deposits	7,080,865	(2,519,411)
Prepaid expenses	(170,048)	(55,591)
Inventories	(22,447,130)	(3,515,759)
Allowance receivables	2,160,085	(1,847,397)
VAT recoverable	(5,818,467)	(7,604,190)
Other current assets	17,221	43,812
Deferred charges	(28,862)	9,114
Accounts payable	1,477,457	13,983,083
Other payables	1,753,707	1,432,387
Grants payable	-	764,397
Accrued liabilities	2,326,281	1,367,026
Taxes payable	(91,161)	(326,461)
Deposits from customers	(5,200,552)	1,059,156
Deposits from customers-long-term portion	(339,809)	450,169
Other non-current assets	(1,850,892)	-
Net cash (used in) provided by operating activities	(23,643,011)	35,170,146

Cash flows from investing activities:
Deposits for purchase of land use rights	(2,267,500)	(16,289,381)
Construction in progress	(38,142,893)	(60,971,828)
Additions to property and equipment	(6,455,137)	(3,722,560)
Additions to land use rights	(10,110,809)	-
Proceeds from sale of property and equipment	11,596	29,029
Increase in restricted cash	-	(40,948,998)
Net cash used in investing activities	(56,964,743)	(121,903,738)

Cash flows from financing activities:
Proceeds from (repayment of) bank notes, net	1,133,867	70,074,526
Increase in restricted cash	(6,974,018)	-
Proceeds from short-term loans	136,477,415	51,979,025
Repayment of short-term loans	(64,600,357)	(45,701,843)
Proceeds from long-term loans	30,129,745	24,443,692
Repayment of long-term loans	(1,659,865)	(13,539,464)
Repayment of capital lease obligation	(3,023,529)	(3,609,637)
Proceeds from offering of common stock	-	66,356,662
Repurchases of common stock	(2,812,322)	-
Capital contribution by non-controlling interest	-	802,617
Net cash provided by financing activities	88,670,936	150,805,578

Effects of rate changes on cash	(643,533)	2,781,641
Increase in cash and cash equivalents	7,419,649	66,853,627
Cash and cash equivalents, beginning of period	135,845,095	84,172,186
Cash and cash equivalents, end of period	$143,264,744	$151,025,813

Supplemental disclosures of cash flow information:
Cash paid for interest	$14,197,482	$8,076,330
Cash paid for income taxes	$2,992,995	$3,195,639

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOURCE Zhongpin Inc.

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